Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Fiscal Fourth Quarter 2020 Comparable Restaurant Sales
Improvement in Comparable Restaurant Sales Compared to the Third Quarter
New $75 million Term Loan and $10 million Revolver Facilities Completed on November 23, 2020

DALLAS, Texas – (Business Wire) – January 11, 2021 - Fiesta Restaurant Group, Inc. ("Fiesta" or the "Company") (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® restaurant brands, today reported comparable restaurant sales for the 14-week fiscal fourth quarter 2020 ended January 3, 2021and provided a liquidity update.

Fiesta President and Chief Executive Officer Richard Stockinger said, "Both of our brands demonstrated sequential improvement in comparable restaurant sales from third quarter levels during the fourth quarter. Pollo Tropical comparable restaurant sales accelerated from -11.1% in the third quarter of 2020 to -6.4% in December. After adjusting for the estimated impact of named storms in the third and fourth quarters, Pollo Tropical's sales growth would have been even stronger. Taco Cabana also improved its comparable restaurant sales trend from -14.2% in the third quarter of 2020 to -10.2% in December. The sales acceleration at both brands was realized despite closed dining rooms across most units along with continued headwinds in terms of COVID and economic conditions in Florida and Texas."

Mr. Stockinger continued, "As we have previously stated, maximizing liquidity during the COVID crisis has been a top priority. Our new Senior Credit Facility consisting of a $75 million term loan and $10 million revolver that we entered into on November 23(1) allowed us to replace our prior credit agreement with a more flexible and longer-term loan through 2025 that provides ample liquidity during the remainder of this challenging period and beyond. The financial covenants of the loan are more flexible, requiring only a minimum liquidity requirement of $20 million through 2021. We believe the progress we made in reducing total net debt(2) from the beginning of the pandemic in mid-March combined with this new senior credit facility will enable us to exit this crisis in a much stronger financial position, poised for future growth."

Mr. Stockinger concluded, "As we begin 2021, our focus will continue to be on driving profitable sales growth by increasing capacity and ease of use through channels most desired by consumers including online ordering, drive-thru, pickup and delivery, and selectively opening dining rooms in situations in which we can achieve profitable sales. As we did in 2020, we will continue to focus our investments on improving the customer experience in those desired channels through a number of initiatives including curbside enhancements, such as geofencing, drive-thru experience upgrades for faster ordering and payment, including digital menu boards, and ongoing app and loyalty platform improvements."

(1)See the Current Report on Form 8-K filed on November 30, 2020.
(2)Defined as total debt less total cash.

Comparable Restaurant Sales Summary
The Company is temporarily releasing its comparable restaurant sales results and liquidity status commentary more frequently as a result of the rapidly changing economic environment and conditions related to the COVID-19 pandemic, consistent with many other peer companies in the restaurant segment. The Company will continue to evaluate the benefits of this temporary change in disclosure practices as the economic and COVID-19 pandemic conditions evolve. The Company uses a 52- or 53-week fiscal year that ends on the Sunday closest to December 31. The fiscal year and fourth quarter ended January 3, 2021 contained 53 weeks and 14 weeks, respectively. Fourth quarter 2020 comparable restaurant sales exclude the extra week in fiscal fourth quarter 2020 and are reported on a 13-week basis.

	Third Quarter 2020	Fiscal October	Fiscal November	Fiscal December	Fourth Quarter 2020
Pollo Tropical	-11.1%	-9.7%	-8.2%	-6.4%	-8.2%
Taco Cabana	-14.2%	-12.4%	-6.4%	-10.2%	-10.0%
As a reminder, third quarter 2020 comparable restaurant sales at Pollo Tropical benefited from the estimated negative impact of Hurricane Dorian in 2019 of approximately 140 basis points.
Fiscal November 2020 comparable restaurant sales at Pollo Tropical were negatively impacted by Tropical Storm Eta in 2020. After adjusting for the estimated impact of that named storm, fiscal November 2020 comparable restaurant sales would have been approximately 130 basis points higher, and fourth quarter 2020 comparable restaurant sales would have been approximately 40 basis points higher.
Restaurants are included in comparable restaurant sales after they have been open for 18 months or longer. Restaurants are excluded from comparable restaurant sales for any fiscal month in which the restaurant was closed for more than five days. Comparable restaurant sales are compared to the same period in the prior year. For comparative purposes, the calculation of the changes in comparable restaurant sales is based on a 13-week fiscal quarter. Restaurant sales for the extra week in the fiscal quarter ended January 3, 2021 have been excluded for purposes of calculating the change in comparable company-owned restaurant sales.
About Fiesta Restaurant Group, Inc.
Fiesta Restaurant Group, Inc., owns, operates and franchises the Pollo Tropical® and Taco Cabana® restaurant brands. The brands specialize in the operation of fast casual/quick service restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.
Forward Looking Statements
Certain statements contained in this news release and in our public disclosures, whether written, oral or otherwise made, relating to future events, or future performance, including any discussion, express or implied regarding the impact of the COVID-19 pandemic, our financial position and our belief with respect to our financial position and future growth resulting from our new credit facility and debt reduction and our initiatives on future sales, margins, operating profit, cash liquidity and earnings contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "positioned," "target," "continue," "expects," "look to," "intends" and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 29, 2019 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.